Exhibit 99.1

Contact:
Susan Filyk
Investor Relations
210.308.1286 sfilyk@usfunds.com

For Immediate Release

U.S. Global Investors Continues GROW Dividends and Share Repurchase Program

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SAN ANTONIO—December 16, 2015—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, will continue its payment of monthly dividends in the first calendar quarter of 2016.

The company’s board of directors approved payment of the $0.0025 per share per month dividend beginning in January 2016 and continuing through March 2016. The record dates are January 11, February 15 and March 14, and the payment dates will be January 25, February 29 and March 28.

At the end of this period, the company will have paid monthly dividends for more than eight years. At the December 15, 2015, closing price of $1.09, the $0.0025 monthly dividend equals a 2.75 percent yield on an annualized basis.

The continuation of future cash dividends will be determined by U.S. Global’s board of directors, at its sole discretion, after review of the company’s financial performance and other factors, and is dependent on earnings, operations, capital requirements, general financial condition of the company and general business conditions.

U.S. Global Investors also announced it will continue the share repurchase program of up to $2.75 million of its outstanding Class A common stock from time to time on the open market for the trading period from and including January 1 through December 31, 2016. The share repurchase program may be suspended or discontinued at any time.

Since the program began in January 2013 through September 30, 2015, the company has repurchased a total of 316,675 class A shares using cash of $917,000. The company uses an algorithm to purchase shares on down days, following the rules and regulations that restrict the amounts and times when shares can be purchased on any given day, such as at the opening of the day and in the last half-hour of trading.

In addition to U.S. Global Investors’ share repurchase program, Frank Holmes, the chief executive officer of the company, has informed the company that he intends to purchase Class A common stock on the open market during the trading period beginning January 1 through December 31, 2016, in an amount not to exceed $500,000 pursuant to the same algorithm as the company outlined above. There is no guarantee as to the exact number of shares that will be purchased by Mr. Holmes or the company, and Mr. Holmes may discontinue his automatic purchases in the future.

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 40 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the company provides money management and other services to U.S. Global Investors Funds, the U.S. Global Jets ETF and other international clients.

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